Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Brian Siegel
661-723-7723	346-396-8696
renee@simulations-plus.com	brian@haydenir.com

For Immediate Release:

October 13, 2021

Simulations Plus Announces Cash Dividend

Board of Directors announces quarterly dividend of $0.06 per share

LANCASTER, CA, October 13, 2021 – Simulations Plus, Inc. (Nasdaq: SLP) announced today that the Company’s Board of Directors has declared a cash dividend of $0.06 per share of the Company’s common stock, payable on November 1, 2021, to shareholders of record as of October 25, 2021. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

About Simulations Plus, Inc.

Serving clients worldwide for 25 years, Simulations Plus, Inc. is a leading provider of modeling and simulation software and consulting services supporting drug discovery, development research, and regulatory submissions. We offer solutions which bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, chemical, consumer goods companies and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on Twitter | Read our Environmental, Social, and Governance (ESG) Report.

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